EXHIBIT 3.1
                                   AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                  HEMCURE, INC.

                                 March 15, 2005

                                    ARTICLE I
                                    ---------

         The name of this corporation shall be HEMCURE, INC.

                                   ARTICLE II
                                   ----------

         The address of this corporation's registered office in the State of Minnesota shall be 500 IDS Center 80 South Eighth Street, in the City of Minneapolis, County of Hennepin. The registered agent of the corporation shall be Lin Branson.

                                   ARTICLE III
                                   -----------

         The purpose of this corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Minnesota Business Corporation Act.

                                   ARTICLE IV
                                   ----------

         The total authorized shares of this corporation shall consist of Ten Million (10,000,000) voting common shares having a par value of One Cent ($.01) per share.

                                    ARTICLE V
                                    ---------

         Shareholders shall have the right of cumulative voting with respect to the election of directors.

                                   ARTICLE VI
                                   ----------

         Shareholders shall have no rights, preemptive or otherwise, to acquire any part of any unissued share or other securities of this corporation or of any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

                                   ARTICLE VII
                                   -----------

         The number of directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution of the Board of Directors or by the shareholders. Elections of directors need not be by written ballot.

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                                  ARTICLE VIII
                                  ------------

         The power to adopt, amend or repeal the Bylaws of this corporation is hereby conferred upon the Board of Directors to the full extent permitted by law, subject, however, to the power of the shareholders of this corporation to adopt, amend or repeal Bylaws.

                                   ARTICLE IX
                                   ----------

         A director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Company or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) liability based on the payment of an improper dividend or an improper repurchase of the Company's stock under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chap. 302A) or; (iv) liability for any transaction from which the director derived an improper personal benefit. If Chapter 302A, the Minnesota Business corporation Act, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the director of the Company in addition to the limitation or personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Company shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.